Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Medikra Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share	(1)	457(o)	4,181,819	$6.00	$25,090,914.00	0.0001381	$3,465.06
Fees to be Paid	Equity	Representative's Warrant	(2)	457(o)				0.0001381	0.00
Fees to be Paid	Equity	Ordinary shares underlying Representative's Warrant	(3)	457(o)	292,727	$6.60	$1,932,000.38	0.0001381	$266.81

Total Offering Amounts:							$27,022,914.38		3,731.87
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,731.87

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

Includes Ordinary Shares that are issuable upon the exercise of the underwriters’ over-allotment option.

(2)	No fee required pursuant to Rule 457(g) under the Securities Act.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

Represents Ordinary Shares underlying warrants issuable to the representative of the several underwriters to purchase up to an aggregate of 7% of the Ordinary Shares sold in the offering (including any Ordinary Shares pursuant to the exercise of the over-allotment option) at an exercise price equal to 110% of the public offering price. The warrants will be exercisable commencing six months from the closing of this offering and will terminate on the fifth anniversary of the commencement of sales for this offering.